Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

OF

CH2M HILL COMPANIES, LTD.

The undersigned CH2M HILL Companies, Ltd., a Delaware corporation (the “Corporation”), for the purpose of amending the Certificate of Incorporation of the Corporation, in accordance with the General Corporation Law of the State of Delaware, does hereby make and execute this Certificate of Amendment of Certificate of Incorporation and does hereby certify that:

FIRST:  The amendment of the Certificate of Incorporation proposed by the Board of Directors and adopted by the stockholders of the Corporation is as follows:

The Certificate of Incorporation shall be amended by deleting all of the present Section 4.3.1 and inserting in lieu thereof the following new Section 4.3.1.

4.3.1.  Transfer by Corporation.  Unless (i) approved by the Board of Directors and the holders of a majority of shares entitled to vote thereon and represented at a meeting of stockholders, or  (ii) as otherwise provided in this Article 4, the Corporation shall not sell, assign, pledge, transfer or otherwise dispose of or encumber (collectively, a “Transfer”) any of its Common Stock, directly or indirectly (including through an employee benefit trust), to any person other than an employee or director of, or consultant to, or an employee benefit trust of, the Corporation or any of its affiliates.

The Certificate of Incorporation shall be amended by deleting all of the present Sections 5.4.1 and 5.4.2 and inserting in lieu thereof the following new Sections 5.4.1 and 5.4.2:

5.4.1.   Classes and Terms.  Subject to any special rights of the holders of any outstanding series of Preferred Stock to elect directors (the “Preferred Stock Directors”), the Board of Directors (other than any Preferred Stock Directors) shall be divided into three classes, designated Class I, Class II and Class III. Class I directors shall initially serve until the 2014 annual meeting of stockholders, Class II directors shall initially serve until the 2015 annual meeting of stockholders, and Class III directors shall initially serve until the 2016 annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified.  At each annual meeting of stockholders commencing with the 2014 annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified.  Upon the effectiveness of the Certificate of Amendment of the Certificate of Incorporation of the Corporation containing this paragraph, the Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II or Class III.

5.4.2.      Vacancies.    Subject to any special rights of the holders of any outstanding series of Preferred Stock to elect directors, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders), and directors so chosen shall serve for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires, with each director to hold office until his or her successor shall have been duly elected and qualified.  In filling vacancies, the Board of Directors shall not appoint any director who failed to receive a majority of the votes cast at the last meeting of the stockholders at which directors were elected and at which such director was nominated for election.

The Certificate of Incorporation shall be amended by deleting all of the present Section 5.4.4.

The Certificate of Incorporation shall be amended by deleting all of the present Article 8 and inserting in lieu thereof the following:  [Intentionally omitted.]

SECOND:   That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed on behalf of the Corporation by its Senior Vice President and Chief Financial Officer on this 17th day of May, 2013.

CH2M HILL COMPANIES, LTD.

/s/ Michael A. Lucki
By: Michael A. Lucki
Senior Vice President & Chief Financial Officer